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                                                                    EXHIBIT 11.1

                  PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES
            STATEMENT RE COMPUTATION OF NET INCOME (LOSS) PER SHARE
                FOR THE YEAR ENDED DECEMBER 31, 1997, 1996, 1995
                                 (IN THOUSANDS)

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                                                            FOR THE YEARS ENDED DECEMBER 31
                                    ---------------------------------------------------------------------------------
                                               1997                        1996                       1995
                                    ---------------------------- -------------------------- -------------------------
                                                                                     NET
                                              WEIGHTED                   WEIGHTED  INCOME          WEIGHTED    NET
                                              AVERAGE  NET LOSS   NET    AVERAGE  PER SHARE  NET   AVERAGE   INCOME
                                    NET LOSS   SHARES  PER SHARE INCOME   SHARES   AMOUNT   INCOME  SHARES  PER SHARE
                                    --------  -------- --------- ------  -------- --------- ------ -------- ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
 Net income (loss)...............   $(25,375)     --        --   $3,458      --       --    $4,171     --       --
 Less: Preferred stock dividends.        --       --        --      (29)     --       --       308     --       --
 Basic net income (loss).........   $(25,375)  32,443   $ (0.78) $3,429   27,670    $0.12   $3,863  19,868    $0.19
                                    ========   ======   =======  ======   ======    =====   ======  ======    =====
 Dilutive Securities
 Stock options...................        --       --        --      --     3,618      --       --    1,348      --
 Series A convertible redeemable
  8% cumulative preferred stock..        --       --        --      --       --       --       350   3,096      --
                                    --------   ------   -------  ------   ------    -----   ------  ------    -----
 Diluted net income (loss).......   $(25,375)  32,443   $ (0.78) $3,429   31,288    $0.11   $4,213  24,312    $0.17
                                    ========   ======   =======  ======   ======    =====   ======  ======    =====
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